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                                                                      EXHIBIT 11
Exhibit No. 11  Computation of Earnings Per Share

                                                            Three Months      Six Months
                                                                Ended             Ended
                                                           June 30, 1997      June 30, 1997
                                                        -----------------  -----------------
                                                    (Dollars in thousands except per share data)
 Net earnings                                               $    2,407      $    4,765
                                                            ==========      ==========
PRIMARY:
Weighted average shares outstanding                          7,169,660       7,165,399

Common stock equivalents due to dilutive
       effect of stockoptions                                  194,329         191,264
                                                            ----------      ----------
Total weighted average common shares and
       equivalents outstanding                               7,363,989       7,356,663
                                                            ==========      ==========

Earnings per share                                          $     0.33      $     0.65
                                                            ==========      ==========

FULLY DILUTED:
Total weighted average common shares and equivalents
       outstanding                                           7,363,989       7,356,663

Total weighted average common shares and equivalents
       outstanding for fully diluted computation             7,363,989       7,356,663
                                                            ==========      ==========

Earnings per share                                          $     0.33      $     0.65
                                                            ==========      ==========
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